Exhibit 10.1
EMPLOYMENT AGREEMENT

THE UNDERSIGNED PARTIES:

1. Kadant Johnson Europe B.V., having its registered office in Weesp, legally represented for this purpose by Jeffrey L. Powell, hereinafter to be referred to as: the ‘Employer’, and
2. Mr Fredrik Han Westerhout, born on 9 April 1964, residing in Hilversum, the Netherlands, hereinafter to be referred to as: the ‘Employee’;

Collectively referred to as: the ‘Parties’,

DECLARE TO HAVE AGREED AS FOLLOWS:

Article 1 - Commencement and Duration

1.1The Employee enters the employment of the Employer as of May 16, 2022 on the basis of a (new) employment agreement for an indefinite period.

1.2The years of service that the Employee has accrued with (the legal predecessor of) the Employer shall be taken into account. Therefore, the original start date of employment is 14 July 1997.

1.3The employment agreement may be terminated by the Employer with observance of a notice period of four months and by the Employee by observance of a notice period of two months. The notice period shall end on the last day of a calendar month.

1.4The Employee has been appointed managing director (in Dutch: ‘statutair directeur’) under the articles of association of the Employer as per 1 May 2003, and by signing this employment agreement the Employee (again) confirms the appointment as managing director as well as the acceptance of the appointment. In his capacity as managing director under the articles of association, the Employee shall have the rights and obligations conferred on directors by law and the current articles of association of the Employer, albeit with due observance of the powers of any co-directors under the articles of association.

1.5The Employee undertakes to do or refrain from doing everything a good director ought to do or not to do. The Employee shall devote his person and working capacity to the interests of the Employer to the best of his ability.

1.6While performing his tasks under this agreement, the Employee shall observe the governance code(s) that may apply to the Employer from time to time, as well as any applicable Board Regulations in effect (from time to time).

1.7The Employee shall also perform any tasks the Employer may reasonably charge him with for the benefit of affiliated organizations of the Employer. Such tasks shall be deemed to be governed and to have been remunerated by the terms of employment set out in this employment agreement.

1.8From the commencement date of the employment, the Employer shall take out a director's and officer's liability insurance for the Employee. The contributions shall be for the account of the Employer.

Article 2 - Position

2.1The Employee shall hold the position of Managing Director of the Employer, and is registered as such in the trade registers of the Dutch Chamber of Commerce.

Article 3 – Working Time, Working Hours and Working Location

3.1The Employee shall perform his work during 39 hours per week, but shall be prepared, if the performance of the position so requires, to perform work outside the established working time, without receiving any extra payment for this work.

3.2The Employee will perform the work from The Netherlands. The Employee will travel to other locations/offices, when needed from time to time.

Article 4 - Salary and Holiday Allowance

4.1Upon taking up employment, the gross monthly base salary of the Employee shall amount to EUR 27,073.84 and shall be subject to adjustment by the Board of Directors of Kadant Inc. Employee remains responsible for timely advising any changes in bank account details. By signing this employment agreement, the Employee agrees to being provided by the Employer with a digital pay slip.

4.2Each year in the month of May the Employee shall receive a holiday allowance amounting to 8% of the gross salary as referred to in article 4.1 of this employment agreement earned with the Employer over the preceding 12 months.

4.3All the statutory deductions such as wage withholding tax will be deducted from the gross base salary and the gross holiday allowance.

Article 5 - Sickness

5.1In the event of incapacity for work due to sickness during his employment, the Employee shall be entitled during a maximum of 104 weeks to a continued payment of salary; i.e. during the first 52 weeks up to 100% and during the second 52 weeks up to 90%, both percentages referring to his gross base salary including 8% holiday allowance as referred to in article 4.1 and article 4.2 of this employment agreement. Any benefits to which the Employee is entitled owing to his sickness will be deducted from his salary.

5.2During his sickness, the Employee must comply with the regulations for checks in the case of sickness as in force with the Employer. During the term of the employment agreement the Employee shall report sick in the manner determined by the Employer.

Article 6 - Holiday and ATV

6.1The Employee shall be entitled to 29 days holiday per calendar year. The Employee shall take these days holiday in consultation with his superior. The Parties shall strive for it that all holidays are taken in the year in which they are accumulated. While taking holidays, the Employee will need to pay heed to the interests of the Employer and the Employee's responsibilities as Managing Director.

6.2The Employee shall be entitled to 6,5 ATV days per calendar year.

Article 7 - Pension

7.1The Employee shall participate in the industry-wide pension fund PME (in Dutch: ‘pensioenfonds van de metalektro’), which is applicable at the Employer, in conformity with the stipulations and conditions of the pension regulations of the pension fund PME.

7.2In addition to article 7.1, the Employer will pay to the Employee an additional gross pension allowance, in line with the so-called ‘key numbers’ as set each year by the pension fund PME. This additional gross pension allowance will be paid in 12 monthly instalments to the Employee. This additional gross pension allowance will not be taken into account for calculating other salary components, which depend on the monthly base salary as referred to in article 4.1 of the employment agreement, including, but not limited to holiday allowance, bonus, other variable pay, severance payments etc. The additional pension allowance will be paid after deducting the required withholdings.

Article 8 – Stock Plan and Cash Incentive Plan

8.1Subject to approval of the Board of Directors of Kadant Inc. the Employee is eligible for participation in the stock-based compensation plan (the “Stock Plan”) of Kadant Inc., in conformity with the stipulations and conditions of the

Stock Plan, which permits awards to those employees who are expected to make significant contributions to the future of Kadant.

8.2The Employee is eligible for participation in the Cash Incentive Plan of Kadant Inc., in conformity with the stipulations and conditions of the Cash Incentive Plan, which permits bonus awards to officers of the Kadant Group based on certain financial metrics set forth in the Cash Incentive Plan and as further described in the Kadant proxy statement on file with the U.S. Securities and Exchange Commission.

8.3The Employer may adjust these plans from time to time in full discretion. The award of a payment or bonus in one year does not imply any entitlement to a payment or bonus in another year.

Article 9 – Other Emoluments

9.1The Employer shall pay the Employee a tax free reimbursement allowance of EUR 150 net per month and a home internet allowance for a fixed net amount per month based on actual costs of the Employee.

9.2The Employee participates in the life insurance plan and WIA insurance, applicable at the Employer.

9.3Business expenses reasonably made by the Employee in the context of the performance of his position and which cannot be considered as costs reimbursed otherwise, shall be reimbursed by the Employer to the Employee following the prior approval by the Employer on submission of original invoices and proofs of payment, if and insofar as these costs are reasonable at the discretion of the Employer.

9.4The Employer has provided the Employee with a lease car.

9.5The Employer shall provide the Employee with a mobile telephone and laptop. The Employee shall take care of any devices provided to him in such manner as may be expected of a good employee.

9.6The Employer reserves the right to terminate the making available of this company property or to change the conditions thereof, if, as a result of changes in tax regulations, an unchanged continuation would increase the costs for the Employer.

Article 10 - Extracurricular Activities and Gifts

10.1Except with the prior written approval of the Employer, during his employment the Employee shall refrain from performing any extracurricular (personal or business) activities, paid or unpaid. The Employer may attach conditions to this approval.

10.2The Employee shall not accept any money or other forms of remuneration or gifts from third parties in connection with his work for the Employer.

Article 11 - Intellectual Property Rights

11.1Within the scope of this employment agreement, the Employee may perform work which will directly or indirectly lead to intellectual property rights, know-how (such as information, data and knowledge) or materials (such as research materials, software, including source code, designs, plans and texts), to be jointly referred to within the scope of this article: ‘Results’. All these Results shall accrue to the Employer, also if not explicitly mentioned in, or provided for by this employment agreement. The same applies if these Results have been realised outside the official working hours of the Employee. The Employee hereby transfers all current and future Results that do not already accrue to the Employer in a different way. All Results that have thus been transferred or otherwise accrue to the Employer include the Results in their most comprehensive form and application, including any future applications. The Employee shall fully cooperate in the realisation of the transfer of the Results and the realisation of a worldwide intellectual property protection for this purpose. To this end, the Employee grants the Employer in advance an irrevocable and unconditional power of attorney to perform all relevant acts or sign documents in his name.

11.2The Employee waives his right to patents as set out in Section 12 (1) of the Dutch Patent Act (‘DPA’). The equitable remuneration contemplated by Section 12 (6) DPA is deemed by the Parties to this employment agreement to be included in the Employee’s salary. The Employee shall not claim any further compensation for loss of patent. To avoid misunderstandings: the power of attorney mentioned in the previous article also includes the right of the Employer to submit patent applications in the Employee’s name in territories where this is necessary.

11.3If the Employee has any moral rights (such as attribution or opposition against change) with regard to the Results, the Employee hereby waives these rights, in so far as permitted by law.

11.4The Employee shall not make any registrations in his name or in the name of a third party (such as registration of intellectual property or domain registration) with regard to the Results or other activities of the Employer and/or its affiliated companies.

11.5The Employee shall not do or refrain from doing anything that may result in damage to, or decrease in value of the Results or other intellectual property rights, know-how or materials of the Employer and/or its affiliates.

Article 12 – Confidentiality

12.1.Both during and after the end of the employment agreement, the Employee shall observe strict confidentiality with regard to all company matters (including personal data which he has become aware of in the context of the employment agreement) of the Employer’s company, its affiliated companies and relations of the Employer, the confidential nature of which information the Employee is or should be aware of, all in the broadest possible sense.

Article 13 – Non-Competition Clause

13.1Except with the prior written approval of the Employer, the Employee shall not be allowed, both during the employment agreement and until 12 months after its end:

a)to be working for or being involved otherwise with any person or company in any way, either directly or indirectly, paid or unpaid, that engages in equal, similar, related or otherwise competitive activities as the Employer and/or its affiliated companies, or to have any (financial) interest therein;

b)to develop activities for his own account in any way, directly or indirectly, paid or unpaid, that are equal, similar, related or otherwise competitive activities to those of the Employer and/or its affiliated companies.

Article 14 - Non-Solicitation Clause

14.1Except with the prior written permission of the Employer, the Employee shall not be allowed, during 12 months after the end of the employment agreement, to have or maintain business contacts in any way, directly or indirectly, with customers, suppliers or other relations of the Employer and its affiliated companies with whom the Employer and/or the Employee have/has been in contact on a business level during the last two years preceding the end of the employment agreement of the Employee.

Article 15 - Non-Recruitment Clause

15.1The Employee shall not be allowed, both during the employment agreement and until 12 months after its end, to induce employees who have an employment agreement with the Employer and/or its affiliated companies to terminate their employment agreement, to employ these employees, or to deploy them in any other way.

Article 16 - Return of Property and Data

16.1At the first request of the Employer, but no later than on the last day of the employment, the Employee shall return to the Employer all company property including but not limited to the lease car, the laptop and the mobile phone, as well as all correspondence, notes, drawings, models, automated files, and other data carriers relating to company matters of the Employer and its affiliated companies, all in the broadest possible sense.

Article 17 – Golden Parachute

17.1In the event of termination of this employment agreement at the initiative of the Employer, or termination at the initiative of the Employee, due to a change of circumstances that is of such a nature that it cannot be required of the Employee to remain employed by the Employer (for example, but not limited to, the occurrence of a merger or acquisition by which the Employee’s position will change substantially, or in which context another director will be appointed, causing the Employee’s responsibilities to decrease substantially), the Employer will have to pay the Employee the compensation as specified below in this article 17 (the “Severance Compensation”).

17.2The Employee will not be entitled to a Severance Compensation if the employment agreement is terminated at the Employer’s initiative through a legally valid summary dismissal, for an urgent reason that was promptly notified to him as envisaged in Section 7:677 (1) Dutch Civil Code, or if the employment is terminated at the initiative of the Employer due to a (seriously) culpable act or omission by the Employee.

17.3.The Severance Compensation will amount to:

•a minimum of 12 times the last-earned monthly salary, plus 1.5 monthly salary for each full year of service that the Employee has been employed by the Employer since 1 May 2006 from the age of 40 to 50 and 2 monthly salaries for each year of service from the age of 50 onwards. A period of six months plus one day is counted as one full year of service;
•However, the Severance Compensation is capped at 36 months of monthly salaries (as defined below).

17.4The “monthly salary” referred to in article 17.3 of this employment agreement comprises the following elements:
•the fixed monthly base salary (as referred to in article 4.1 of the employment agreement);
•the holiday allowance for one fixed monthly base salary (as referred to in article 4.2 of the employment agreement);
•1/12 of the average annual bonus on the basis of the Cash Incentive Plan for the past 3 fiscal years as applicable.

17.5All amounts referred to above are gross amounts. The Severance Compensation will be paid out by the Employer to the Employee – after deducting the required withholdings - within one month after the end of the employment agreement.
17.6If the Employee is entitled to the statutory transition payment as laid down in article 7:673 Dutch Civil Code, the Employer will pay the Employee the statutory transition payment, but the statutory transition payment will be deducted from the Severance Compensation and so the Employer will only pay out the remainder of the Severance Compensation to the Employee.
17.7The Employee will not lay claim to any other contractual termination arrangement, severance payment and/or (termination) compensation in connection with the termination of the employment agreement with the Employer, other than referred to in article 17.8. In the event a Court nevertheless awards a severance payment and/or (termination) compensation, in whatever form (including but not limited to the statutory transition payment or the reasonable compensation (in Dutch: ‘billijke vergoeding’) to the Employee in connection with the termination of his employment agreement, this amount or these amounts shall be deducted from the payments due to the Employee under this article 17 or the Executive Retention Agreement as referred to in article 17.8.
17.8The Parties acknowledge that the Executive Retention Agreement was also signed between the Employee and Kadant Inc. on May 16, 2022 (the “Executive Retention Agreement”). The Parties agree and confirm that the Employee can only be entitled to a payment on the basis of either the Executive Retention Agreement or on the basis of article 17 of this employment agreement, whatever amount is higher for the Employee. Therefore, the Parties agree and confirm that the Employee shall never be entitled to receive a double payment.
Article 18 - Applicable (Collective) Regulations

18.1The collective labour agreement (‘cao’) of the Metalektro applies to this employment agreement.

18.2The Employee shall be obliged to comply with the regulations and the other collective regulations, as applicable at the Employer from time to time. They are an integral part of this employment agreement. The Employee certifies that upon taking up employment he has received the following regulations and is aware of and agrees to them.

Article 19 – Unilateral Alteration

19.1The Employer reserves the right to change the employment conditions of the Employee unilaterally if he has such an important interest in the alteration that, according to standards of reasonableness and fairness, the interest of the Employee which would be harmed by the alteration must be overridden. In addition, as the case may be, the Employee may be required by virtue of being a good employee to accept an alteration to his employment conditions.

Article 20 – Applicable Law

20.1This employment agreement shall be governed by Dutch law.

20.2    The Stock Plan and the Cash Incentive Plan as referred to in article 8 of this employment agreement and the Executive Retention Agreement as referred to in article 17 of this employment agreement are separate plans that are governed by US law.

Article 21 – Final Provisions

21.1This employment agreement constitutes all obligations of both Parties towards each other, and supersedes all previous negotiations, promises, correspondence and agreements, including but not limited to the employment agreement that was concluded between the legal predecessor of the Employer and the Employee on 29 November 2004.

21.2In the event that any provision of this employment agreement will be declared non-binding by a court, the Parties will replace it with another, legally valid provision, which corresponds as much as possible to the provision that was declared non-binding. If any provision is declared non-binding, this shall not affect the validity of the other provisions.

Agreed and signed in duplicate:

For approval:	For approval:

/s/ Jeffrey L. Powell	/s/ Fredrik Han Westerhout
Kadant Johnson Europe B.V.	Mr. Fredrik Han Westerhout

Name: Jeffrey L. Powell
Position: Managing Director

Date: May 16, 2022	Date: May 16, 2022